Exhibit 99.1

Century Announces Departure of Chief Financial Officer; Senior Vice President, Finance to Assume Responsibilities of Principal Financial Officer During Search for Replacement

CHICAGO, February 4, 2022 (GLOBE NEWSWIRE) – Century Aluminum Company (NASDAQ: CENX) announced today that Craig Conti will be leaving the Company in order to be closer to family and pursue other opportunities, effective March 1, 2022. Mr. Conti joined the Company in July 2018 as Executive Vice President and Chief Financial Officer.
Jesse Gary, the Company’s President and Chief Executive Officer commented, "On behalf of everyone at Century, I would like to thank Craig for his valuable contributions to Century’s success over the past few years.  We wish him all the best in his future endeavors.”
Following Mr. Conti’s departure, Michelle Harrison, the Company’s Senior Vice President, Finance and Treasurer, will assume the responsibilities of principal financial officer while the Company conducts a search, both internally and externally, for a successor.
About Century Aluminum Company
Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Chicago, IL. Visit www.centuryaluminum.com for more information.

Cautionary Statement
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements about future events and are based on our current expectations. These forward-looking statements may be identified by the words "believe," "expect," "hope," "target," "anticipate," "intend," "plan," "seek," "estimate," "potential," "project," "scheduled," "forecast" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," "might," or "may."

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K, quarterly reports on Form 10-Q and in other filings made with the Securities and Exchange Commission. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors that could cause actual results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, investors are cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
Contact
Peter Trpkovski
(Investors and media)
312-696-3132

Source: Century Aluminum Company